Staffing 360 Solutions Announces 2018 First Quarter Financial Results

New York, NY – May 14, 2018 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), (“STAF 360” or “the Company”), a staffing solutions company executing an international buy-and-build strategy in the U.S. and the U.K., today announced its financial results for the three-month period ended March 31, 2018 (Q1 2018):

Q1 2018 Highlights:

•	Revenue grew by 37% to $55.8 million
•	Gross profit grew by 58% to $11.6 million
•	Gross margin strengthened to 20.8%
•	Net loss decreased to $1.3 million
•	Adjusted EBITDA grew by 57% to $1.6 million

Brendan Flood, Chairman and Chief Executive Officer stated, “Q1 2018 was another record revenue quarter for STAF 360.  During the quarter, not only did we significantly increase our revenue, we also improved efficiency, removed duplicative overhead costs across businesses, expanded our higher margin (temporary-hire) business segment sales team by 15 professionals, and improved cross-segment / cross-border cooperation between business segments, which resulted in 58% gross profits improvement and a substantial decrease in our net loss.  This was achieved despite the first quarter historically being the weakest quarter of the year, due to seasonality and weather issues.  Additionally, following the refinancing of our borrowing we improved our financial position and cash flow.”

Mr. Flood added, “As we continue to execute on our business plan, we expect to see similar growth in the second quarter and we are confident that 2018, will be a year of profitable enterprise-wide growth.

Results for Q1 2018 are as follows:

•

Q1 2018 revenue of $55.8 million, an increase of 37% from the $40.7 million reported for the three months ended April 1, 2017 (“Q1 2017”). Included in the Q1 2018 revenue is $17.9 million from acquisitions completed in September 2017, $0.8 million from favorable foreign currency translation, partially offset by the impact of low margin business that we exited in Fiscal 2017. In addition, in Q1 2018 we were impacted by weather-related stoppages primarily for our Northeast clients.

•	Q1 2018 gross profit of $11.6 million, a 58% increase from the $7.3 million reported for Q1 2017.
•	Q1 2018 gross margin improved to 20.8% from 18.0% for Q1 2017. The gross margin improvement, reflects our continued strategy to exit low margin business, the acquisition of two higher margin businesses, the strengthening of our permanent placement business, and the continued improvements in our workers compensation insurance costs.
•	Q1 2018 net loss of $1.3 million, a substantial improvement as compared to a net loss of $3.1 million reported for Q1 2017.
•	Q1 2018 adjusted EBITDA of $1.6 million, an increase of 57% as compared to $1.0 million for Q1 2017.
•	Pro Forma trailing twelve-month adjusted EBITDA of $10.3 million; this includes adjusted EBITDA of the two acquired companies prior to September 2017.

In addition, Brendan Flood, Chairman and Chief Executive Officer, and David Faiman, Chief Financial Officer, of STAF 360, will host a conference call focusing on financial results, recent business developments and growth initiatives, today at 9:00am Eastern Time. A Q&A session will follow the prepared remarks.

Interested parties may participate in the call by dialing 877.407.0778 (U.S), 800.756.3429 (U.K.) or 201.689.8565 (other international locations).  Please dial in 10 minutes prior to the beginning of the call.

The conference call will be simultaneously webcast and available at: http://www.investorcalendar.com/event/29626. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on STAF 360’s web site.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space.  For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Corporate Investor Contact:

Investor Relations:

The Equity Group, Inc.

Lena Cati

lcati@equityny.com / +1 (212) 836-9611

Devin Sullivan

dsullivan@equityny.com / +1 (212) 836-9608

Staffing 360 Solutions, Inc.

Brendan Flood, Chairman and CEO

brendan.flood@staffing360solutions.com / +1 (646) 507-5715

David Faiman, Chief Financial Officer

info@staffing360solutions.com / +1 (646) 507-5711

Staffing 360 Solutions, Inc. and Subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA
(All Amounts in Thousands)
	December 31, 2017 to	January 1, 2017 to
	March 31, 2018	April 1, 2017
	(Unaudited)	(Unaudited)

Revenue	$55,791	$40,712

Gross Profit	$11,581	$7,326
Gross Margin	20.8%	18.0%

Loss from Operations	(405)	(557)

Net Loss	(1,271)	(3,081)

Adjustments:
Interest Expense	$1,955	$502
Provision for Income Taxes	152	5
Depreciation and Amortization	920	1,319
EBITDA	1,756	(1,255)
Acquisition, Capital Raising and Other
Non-Recurring Expenses	847	531
Other Non-Cash Charges	373	294
Debt Extinguishment Costs	-	1,368
Change in fair value of warrant liability	(538)	92
Gain on intercompany note	(575)	-
Other (Income)	(250)	(2)
Adjusted EBITDA	$1,613	$1,028
Adjusted EBITDA Margin	2.9%	2.5%

TTM Adjusted EBITDA	$7,976	$5,390

Pro Forma TTM Adjusted EBITDA	$10,340	N/A